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                                                                    EXHIBIT 11

                                 Lason, Inc.
              Computation of Consolidated Net Income Per Share
                   (in thousands, except per share amounts)

                                                        Three Months Ended                        Nine Months Ended
                                                           September 30,                            September 30,
                                                      ----------------------                  -------------------------
                                                       1996             1995                   1996               1995
                                                      -----            -----                  ------             ------
Net income                                             $728             $463                  $2,483             $2,152
                                                      =====            =====                  ======             ======
Primary and Fully Diluted

Weighted average common shares outstanding            5,149            5,000                   5,055              5,000

Assumed exercise of stock options using
   the treasury stock method                            389              500                     400                500

Common shares redeemed on October 15, 1996              692              692                     692                692

Weighted average common shares outstanding
   and common share equivalents for primary           -----            -----                  ------             ------
   and fully diluted earnings per share               6,230            6,192                   6,147              6,192

Primary and fully diluted earnings per share          $0.12            $0.07                   $0.40              $0.35
                                                      =====            =====                  ======             ======